Exhibit 2.1

STOCK PURCHASE AGREEMENT

between

SL DELAWARE HOLDINGS, INC., as Seller

SL INDUSTRIES, INC., as Parent

and

HUBBELL POWER SYSTEMS, INC., as Buyer

dated as of

November 17, 2014

i

(continued)

(continued)

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of November 17, 2014 is entered into by and among SL Delaware Holdings, Inc., a Delaware corporation (“Seller”), SL Industries, Inc., a Delaware corporation (“Parent”), solely to the extent and for the purposes set forth in Section 5.05, Section 5.06, Section 5.08, Section 5.09 and Article VIII, and Hubbell Power Systems, Inc., a Delaware corporation (“Buyer”). Seller, Parent and Buyer may be hereinafter referred to individually as a “Party” and/or collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, no par value (the “Shares”), of RFL Electronics Inc., a Delaware corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounting Principles” means the methods, policies and procedures set forth on the Accounting Principles Schedule attached hereto as Exhibit A, which methods, policies and procedures shall be (a) in accordance with GAAP except as noted on Exhibit A and (b) be applied with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year End Financial Statements for the most recent fiscal year end.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company shall be deemed to be an Affiliate of Buyer from and after the Closing.

“Agreement” has the meaning set forth in the preamble.

“Arbiter” has the meaning set forth in Section 5.07(a).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.01(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.02.

“Buyer’s ISRA Case” has the meaning set forth in Section 5.09(g).

“Buyer’s Returns” has the meaning set forth in Section 5.07(b).

“Closing” has the meaning set forth in Section 2.04.

“Closing Cash Amount” means, as of the close of business on the day immediately prior to the Closing Date, the aggregate amount of unrestricted cash and cash equivalents of the Company determined in accordance with the Accounting Principles.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Indebtedness Amount” means the amount of all Indebtedness of the Company outstanding as of the close of business on the day immediately prior to the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.02(c).

“Closing Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the day immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the recitals.

“Company Continuing Employee” has the meaning set forth in Section 5.01(a).

“Company Intellectual Property” has the meaning set forth in Section 3.11(b).

“Company Payoff Debt Amount” all Indebtedness of the Company pursuant to those contracts set forth on Section 1.01(a) of the Disclosure Schedules as of immediately prior to the Closing, which will be paid off at the Closing.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 2, 2013, between Hubbell Incorporated and Seller, and to which Buyer has agreed to abide.

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing; (b) deferred Tax assets; and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined substantially in accordance with the Accounting Principles applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year End Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities established to reflect differences in timing between book and Tax income and the current portion of long term debt, determined substantially in accordance with the Accounting Principles applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year End Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Data Room” means the electronic documentation site established by the Company in connection with the transactions contemplated under this Agreement, as in effect immediately prior to the execution of this Agreement.

“Deductible” has the meaning set forth in Section 7.04(b).

“Deferred Compensation Participants” has the meaning set forth in Section 5.01(f).

“Deferred Compensation Arrangements” has the meaning set forth in Section 5.01(f).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.02(e)(iii).

“Dollars or $” means the lawful currency of the United States.

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, defect in title, restriction on transfer, encroachment or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release, transportation of or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including indoor and outdoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, use, containment, storage, recycling, reclamation, reuse, treatment, generation, Release, transportation, processing, production, disposal or remediation of any Hazardous Materials into the environment (including, indoor and outdoor air, soil, surface water or groundwater, or subsurface strata). The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq. and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction asserting an Environmental Claim for an actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit that is issued, granted, given, authorized by or made pursuant to Environmental Law.

“Escrow Agent” means US Bank, National Association, or any successor as determined in accordance with the Escrow Agreement.

“Escrow Agreement” means the escrow agreement attached hereto as Exhibit B, pursuant to which a portion of the Purchase Price otherwise payable to the Seller shall be placed in an escrow account to secure the obligations set forth in Article VII.

“Escrow Amount” means $2,000,000, which is subject to adjustment after nine (9) months, as set forth in the Escrow Agreement, and including any interest or other earnings on the foregoing amounts.

“Escrow Termination Date” means eighteen (18) months.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.06.

“Fundamental Representations” means (i) with respect to the Seller, the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.18 and 3.19 and (ii) with respect to Buyer, the representations and warranties set forth in Sections 4.01 and 4.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GIN” has the meaning set forth in Section 5.09(a)(i).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid or gas that is defined, listed or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means the principal amount plus any related accrued and unpaid interest and other payment obligations (including any prepayment penalties) of the Company (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, loans, mortgages, bonds, debentures or similar contractual arrangements, (c) for deferred purchase price of property (including capital stock), goods or services (other than trade payables or accruals in the ordinary course of business), (d) under leases required to be characterized as capital leases pursuant to GAAP, (e) in respect of drawn letters of credit and bankers’ acceptances, (f) for contractual obligations relating to interest rate protection, swap and collar arrangements, (g) in the nature of guarantees or other types of direct or indirect support of the obligations described in clauses (a) through (f) above of any Person (including by way of an Encumbrance on any asset of the Company) and any fees, penalties, premiums or accrued and unpaid interest with respect to the foregoing (in the case of prepayments or otherwise).

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Independent Accountants” has the meaning set forth in Section 2.02(e)(iii).

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“ISRA” means the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the regulations promulgated thereunder at N.J.A.C. 7:26B-1.1 et seq.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01(c) of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.10(b).

“Losses” means actual out-of-pocket losses, damages, liabilities, Taxes, costs or expenses, interest, fines, demands, awards, assessments, payments or penalties, including reasonable attorneys’ fees (including reasonable costs of investigation and defense and other professional fees and expenses).

“LSRP” has the meaning set forth in Section 5.09(a)(i).

“Material Adverse Effect” means any event, effect, development, circumstance, occurrence, fact, condition or change that, individually or together with any other event, effect, development, circumstance, occurrence, fact, condition or change, is materially adverse to (a) the condition (financial or otherwise), assets, liabilities, properties, business, results of operations, or assets of the Company over an extended period, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions, (ii) changes in conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the express prior written consent of or at the express prior written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, (provided that this clause (vii) shall not apply to any representation or warranty contained in this Agreement to the extent that it expressly purports to address the consequences resulting from the execution, delivery, performance, pendency, consummation or public announcement of this Agreement or the transactions contemplated hereby, or (viii) any natural or man-made disaster or acts of God; except, in the case of clauses (i), (ii), (iii), (iv), (vi), and (vii), to the extent that the Company is disproportionally affected thereby as compared to other companies in the industry in which the Company operates.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Parent’s ISRA Case” has the meaning set forth in Section 5.09(a)(i).

“Parent’s RAO” has the meaning set forth in Section 5.09(a)(i).

“Party” or “Parties” has the meaning set forth in the preamble.

“Payoff Letters” means letters from the Company’s lenders, in form and substance reasonably satisfactory to Buyer, pursuant to which such lenders (a) set forth the terms required to discharge the Company Payoff Debt Amount at Closing and (b) agree, immediately following repayment of the Company Payoff Debt Amount, to effect the release of all Encumbrances, other than Permitted Encumbrances, on the Company’s properties and assets existing immediately prior to the Closing, including through the filing of UCC-3 termination statements, the filing and recordation of mortgage Encumbrance releases and any other action required to effectuate the release of such Encumbrances.

“Permits” means all permits, licenses, franchises, approvals, authorizations, waivers and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.02(d).

“Post-Closing Adjustment Payment” has the meaning set forth in Section 2.02(d).

“Pre-Closing Returns” has the meaning set forth in Section 5.07(a).

“Public Official” means: (i) any officer, employee, or Representative of any regional, federal, state, provincial, county, or municipal government, government department, agency, or other division; (ii) any officer, employee, or Representative of any commercial enterprise that is owned or controlled by a government; (iii) any officer, employee, or Representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations, or the World Bank; (iv) any Person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (v) any political party, party official. or candidate for political office.

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(b).

“RAO Audit Period” has the meaning set forth in Section 5.09(d)(iii)(a).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Reinstated Parent’s RAO” has the meaning set forth in Section 5.09(d)(iii)(a).

“Release” means the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandoning or disposing of Hazardous Materials into or through the environment (including the air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, or facility.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.02(e)(ii).

“Restricted Parties” has the meaning set forth in Section 5.08(a).

“Restricted Period” has the meaning set forth in Section 5.08(a).

“Review Period” has the meaning set forth in Section 2.02(e)(i).

“RFS” has the meaning set forth in Section 5.09(a).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 7.03.

“Shares” has the meaning set forth in the recitals.

“Statement of Objections” has the meaning set forth in Section 2.02(e)(ii).

“Straddle Period” has the meaning set forth in Section 5.07(b).

“Target Working Capital” means $2,475,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, escheat, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, abandoned or unclaimed property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and including any liability for any of the foregoing under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Expenses” means all (a) fees, costs and expenses of the Company and the Seller (to the extent Company has agreed to be responsible for such fees, costs and expenses of the Seller) incurred, in each case, in connection with the preparation, negotiation and execution of this Agreement and the consummation of transactions contemplated hereby, including, fees, costs and expenses relating to outside legal counsel, accountants, brokers, consultants, agents, advisors and investment bankers and (b) bonuses, retention payments, incentive amounts, change of control payments or similar amounts (including any fees, costs, expenses or Taxes payable in connection therewith) payable by the Company in connection with, or as a result of, this Agreement or the completion of the transactions contemplated by this Agreement, all of which are set forth on Section 1.01(d) of the Disclosure Schedules.

“Transition Period” has the meaning set forth in Section 5.01(h).

“Transition Services Agreement” has the meaning set forth in Section 5.01(h).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Workplans” has the meaning set forth in Section 5.09(e)(i).

“Year End Financial Statements” has the meaning set forth in Section 3.06.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares for the consideration specified in Section 2.02.

Section 2.02 Purchase Price and Purchase Price Adjustment.

(a) Purchase Price. The aggregate purchase price for the Shares shall be $20,000,000 (the “Initial Purchase Price”), subject to adjustment following the Closing as set forth in this Section 2.02 (the “Purchase Price”). At Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account set forth on Section 2.02(a) of the Disclosure Schedules, an amount equal to the Initial Purchase Price minus the Escrow Amount.

(b) Escrow. At Closing and pursuant to the terms of the Escrow Agreement, Buyer shall deposit with the Escrow Agent an amount equal to the Escrow Amount. The Escrow Amount shall be available following Closing for satisfaction of any claim (or portion thereof) for which any Buyer Indemnified Party is entitled to be indemnified by Seller pursuant to Article VII hereof, if any, and shall be released in accordance with the terms of the Escrow Agreement.

(c) Closing Statement. Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital (the “Closing Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Statement was prepared substantially in accordance with the Accounting Principles.

(d) Post-Closing Adjustment. The post-closing adjustment shall be an amount (which may be positive or negative) equal to the Closing Working Capital minus the Target Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number greater than $50,000, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number with an absolute value greater than $50,000, Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment (the payment referred to in this sentence and the foregoing sentence, as applicable, the “Post-Closing Adjustment Payment”). If the Post-Closing Adjustment is a positive or negative number with an absolute value equal to or less than $50,000, there shall be no Post-Closing Adjustment Payment.

(e) Examination and Review.

(i) Examination. After receipt of the Closing Statement, Seller shall have 30 days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and Seller’s accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment Payment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment Payment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to the office of Ernst & Young LLP or, if Ernst & Young LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment Payment, as the case may be, and the Closing Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants. Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the dollar amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Seller’s determination differ). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

(v) Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment Payment shall be conclusive and binding upon the Parties hereto.

(vi) Payments of Post-Closing Adjustment Payment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment Payment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. All amounts due hereunder shall be subject to the provisions of Section 2.02(d).

(f) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.02 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

(g) Transaction Expenses. Any Transaction Expenses shall, to the extent not paid by the Company prior to the close of business on the day immediately preceding the Closing Date, be included as a Current Liability of the Company in connection with the calculation of Closing Working Capital. It is intended that all Transaction Expenses of Seller and the Company will be a taxable expense attributable to the consolidated group of which Seller and the Company are currently members to the extent properly attributable to the pre-Closing period and tax deductible in the current period in accordance with applicable Law.

(h) Inventory. A physical inventory (the “Physical Inventory”) has been taken and documented in reasonable detail by the Seller (or its Representatives) on September 28-30, 2014, in accordance with the normal procedures of the Seller, which process was observed by the Buyer (or its Representative). The Seller and the Buyer shall each be responsible for its own expenses in connection with the Physical Inventory.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to Seller:

(i) the Initial Purchase Price, minus the Escrow Amount, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than one Business Day prior to the Closing Date;

(ii) the Escrow Amount to the Escrow Agent, which shall be held and disbursed by the Escrow Agent as provided in the Escrow Agreement; and

(iii) all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.02 of this Agreement.

(b) At the Closing, Seller shall deliver to Buyer:

(i) stock certificate(s) evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii) all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.01 of this Agreement.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) that shall take place substantially simultaneously with the execution and delivery of this Agreement, and the date and time of the completion of the foregoing shall be deemed the “Closing Date”. The Closing shall take place via the electronic exchange of documents and signatures. The Parties acknowledge and agree that (i) all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered, and (ii) the Closing shall be deemed to have taken place at the offices of Olshan Frome Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, NY 10022, or at such other place as Seller and Buyer may mutually agree upon in writing. The Closing shall be deemed effective as of 12:01a.m., New York time on the Closing Date.

Section 2.05 Withholding. Buyer, the Company, the Escrow Agent and any Persons acting on their behalf shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement or the Escrow Agreement any amounts as are required to be deducted and withheld under any Law related to Taxes. Any such deducted or withheld amounts shall be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and each other document or instrument to be executed pursuant to this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and each other document or instrument to be executed pursuant to this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller, and no other corporate action on the part of the Seller is necessary to authorize the execution, delivery and performance of this Agreement by the Seller (including the consummation of the transactions contemplated hereby). This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company is not in violation of its Certificate of Incorporation or its Bylaws.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value (“Common Stock”), of which 1,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all preemptive or similar rights and Encumbrances, other than those Encumbrances set forth in Section 3.03(a) of the Disclosure Schedules, which will be released at or prior to Closing.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares, other than those set forth in Section 3.03(b) of the Disclosure Schedules, which will be terminated and released at or prior to Closing.

Section 3.04 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller or the Company; (b) result in a material violation or material breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a material violation or material breach of, constitute a default under or result in the acceleration of any Material Contract. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Section 3.05 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not materially and adversely affect the Company or the ability of the Seller and the Company to consummate the transactions contemplated by this Agreement.

Section 3.06 Financial Statements. Copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2013, 2012 and 2011 and the related statements of income and cash flow for the years then ended (the “Year End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2014 and the related statements of income and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Year End Financial Statements, the “Financial Statements”) have been delivered or made available to Buyer in the Data Room. Except as set forth on Section 3.06 of the Disclosure Schedules the Financial Statements have been prepared in accordance with the Accounting Principles in all material respects, with accounting methods, practices, principles, policies, procedures, classifications, judgments and valuation and estimation methodologies applied on a consistent basis throughout the period involved, except for in the case of the Interim Financial Statements, with respect to normal and recurring year-end adjustments. The Financial Statements fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, all in accordance with the Accounting Principles. The balance sheet of the Company as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07 Undisclosed Liabilities. To the Sellers’s Knowledge, the Company has no material liabilities, obligations or commitments, except (i) those which are expressly or adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date, and which are not, individually or in the aggregate, material.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.08 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) material amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g) incurrence, assumption or guarantee of any Indebtedness for borrowed money in an aggregate amount exceeding $25,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(h) sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than $25,000;

(i) increase in the compensation of its Employees, other than as provided for in any written agreements in effect as of the Interim Balance Sheet Date or in the ordinary course of business;

(j) resignation or termination of any officer or director of the Company;

(k) increase of severance or increase of termination pay to any Employee or former employee of the Company (other than severance or termination paid in the ordinary course of business) or any change in severance policies or practices;

(l) adoption, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of the Company by more than ten percent of its existing annual obligations to such plans;

(m) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(n) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(o) filing or change of any material Tax election, amendment of any material Tax Return, settlement or compromise of any material Tax audit or other proceeding or change in any method of Tax accounting; or

(p) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company (together with all Leases listed in Section 3.10(b) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) each agreement of the Company involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without notice;

(ii) all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $100,000;

(iii) all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any Real Property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $100,000;

(iv) except for agreements relating to trade receivables, all agreements relating to Indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $100,000;

(v) all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(vi) all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party;

(vii) any agreement containing any covenant whereby the Company agrees not to engage in any line of business or geographic market, or compete with any Person in any line of business or geographic market;

(viii) any agreement pursuant to which the Company has made a loan in excess of $25,000 to, has any material ownership interest in, or has a material interest in the profits of, any other Person or other business enterprise; and

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements relating to any Indebtedness or the borrowing of money or extension of credit in a principal amount in excess of $25,000 that is outstanding or may be incurred on the terms thereof, other than accounts receivables and payables in the ordinary course of business.

(b) All Material Contracts are valid and in full force and effect and enforceable against the Company, and, to Seller’s Knowledge, valid and in full force and effect and enforceable against the other party or parties thereto, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought, and (iii) as set forth on Section 3.09(b) of the Disclosure Schedules. Neither the Company nor, to the Seller’s Knowledge, the other parties thereto, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except in each case for those violations and defaults which would not reasonably be expected to give rise to a material liability or to otherwise materially adversely affect the Company.

(c) Correct and complete copies of all Material Contracts have been made available to Buyer prior to the date hereof.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. The assets owned or leased by the Company are adequate in all material respects for the operation of the Company’s business on the date hereof, and, with respect to tangible personal property, are in good operating condition (normal wear and tear excepted). All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable;

(iii) inchoate mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(v) other than with respect to owned Real Property, non-material liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(vi) other imperfections of title or Encumbrances that are not material.

(b) Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases, subleases or similar agreements for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

(c) The Company has provided or otherwise made available to Buyer true, correct and complete copies of all Leases, including all amendments, terminations and modifications thereof. There is not, under any of the Leases, any material default by the Company, nor, to the Knowledge of Seller, by any other party thereto. Except as set forth in Section 3.10(c) of the Disclosure Schedules, there are no other parties occupying, or with a right to occupy, the leased Real Property or owned Real Property other than the Company. The Company has the right to use pursuant to the Leases all of the properties that are used or required for use in the operation of the Company’s business as currently conducted.

Section 3.11 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

(b) Section 3.11(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. Except as set forth in Section 3.11(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, the Company owns or has the right to use all Intellectual Property necessary to conduct the business as currently conducted (the “Company Intellectual Property”).

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the Company Intellectual Property as currently licensed or used by the Company, and the Company’s conduct of its business as currently conducted, do not infringe, violate or misappropriate the Intellectual Property of any Person; and (ii) no Person is infringing, violating or misappropriating any Company Intellectual Property.

Section 3.12 Insurance. Section 3.12 of the Disclosure Schedules sets forth an accurate list of all of the Company’s current insurance policies and coverages (including product liability), including names of carriers, types (including, without limitation, whether such policies are “claims made” or “occurrence based”) and amounts of coverage owned, maintained, held by or for the benefit of the Company (the “Insurance Coverage”). The Company has heretofore made available to Buyer copies of all insurance policies listed in Section 3.12 of the Disclosure Schedules. Such Insurance Policies shall be cancelled by Seller as of the Closing Date and any refunded premiums shall be retained by Seller.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by the Company or affecting any of the Real Property or assets of the Company (or by or against Seller or any Affiliate thereof specifically relating to the Real Property or assets of the Company).

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.14 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedules (i) the Company is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect and (ii) the Company has not for the past three (3) years been in material conflict with, or in material default or in violation of, any material Law applicable to the Company or by which the Company or any of its businesses, assets or properties is bound or affected. There is no material judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Company’s business, as currently conducted, or the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.14(b) of the Disclosure Schedules, all Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. No suspension, material modification, or cancellation of any of the Permits required for the Company to conduct its business is pending or, to the Knowledge of Seller, threatened in writing against the Company. Except as set forth in Section 3.14(b) of the Disclosure Schedules, the Company is in compliance in all material respects with the terms of the Permits (including the submission of timely renewal applications when required by applicable Law), and all such Permits are in full force and effect.

(c) None of the representations and warranties contained in Section 3.14 shall be deemed to relate to environmental matters (which are governed by Section 3.15), employee benefits matters (which are governed by Section 3.16) or employment matters (which are governed by Section 3.17).

Section 3.15 Environmental Matters.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company is and, for the previous five years, has been in compliance in all material respects with all Environmental Laws, and the Company has not, and the Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim relating to the Company’s business or the Real Property currently owned by the Company, or (ii) written request for information from Governmental Authorities, pursuant to Environmental Law related to the Company’s business or the Real Property currently owned by the Company, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Company has obtained and is in compliance in all material respects with all Environmental Permits (each of which is listed on Section 3.15(b) of the Disclosure Schedules) necessary for the current operation or use of the business or assets of the Company.

(c) Except as set forth in Section 3.15(c) of the Disclosure Schedules and for such matters that are disclosed under Parent’s ISRA Case and are being addressed pursuant to Section 5.09 of this agreement, (i) there has been no Release of Hazardous Materials by the Company at any location and (ii) no Hazardous Materials have been generated, treated, stored at, or transported to or from, or Released at, on or under the Real Property that, in either case, has resulted or would reasonably be expected to result in a material Environmental Claim or any contamination requiring investigation, removal, remediation or other response action under applicable Environmental Laws.

(d) Except as set forth in Section 3.15(d) of the Disclosure Schedules, neither the Company nor Seller has received an Environmental Notice that Hazardous Materials have been Released at the Real Property (including soils, groundwater, surface water, buildings and other structure located on any Real Property) currently owned or operated by the Company in connection with the business of the Company, that would reasonably be expected either (i) to result in an Environmental Claim against the Company, (ii) to obligate the Company to investigate, remove, remediate or treat such Release of Hazardous Materials, or (iii) to result in a violation of Environmental Laws or the terms of any Environmental Permit.

(e) Except as set forth on Section 3.15(e) of the Disclosure Schedules, since the Parent acquired ownership and control of the Company, the Real Property does not contain any (a) landfills, surface impoundments, wastewater treatment units or dumps (other than such items disclosed under Parent’s ISRA Case and are being addressed under Section 5.09); (b) PCB’s or PCB-containing equipment; or (c) asbestos or asbestos-containing materials except for such asbestos-containing materials that are managed or maintained in compliance with Environmental Laws and would not reasonably be expected to result in any Environmental Claims against either the Seller or the Company.

(f) Seller has previously made available to Buyer in the Data Room or otherwise any and all material environmental reports, environmental studies, environmental audits, and soil and groundwater sampling data, with respect to the business or assets of the Company or any currently owned or operated Real Property of the Company, which are in the possession or control of Seller or the Company.

Section 3.16 Employee Benefit Matters.

(a) Section 3.16(a) of the Disclosure Schedules contains a list of each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any liability (as listed on Section 3.16(a) of the Disclosure Schedules, each, a “Benefit Plan”). No Benefit Plan is maintained outside the jurisdiction of the United States. Except as set forth in Section 3.16(a) of the Disclosure Schedules, with respect to each Benefit Plan, Seller has made available to Buyer copies, to the extent applicable, of (i) the plan and trust documents (including any amendments thereto) and the most recent summary plan description, (ii) the annual reports (Form 5500 series) for the three most recent plan years, (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter, opinion letter or advisory letter, as applicable.

(b) Except as set forth in Section 3.16(b) of the Disclosure Schedules, each Benefit Plan complies with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder) in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an advisory letter from the Internal Revenue Service to the volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. Except as set forth in Section 3.16(b) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in material compliance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code. Except as set forth in Section 3.16(b) of the Disclosure Schedules, each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom, and neither the Company nor any affiliate of the Company has an obligation, under any Benefit Plan or otherwise, to compensate any Person for any Tax imposed by Section 409A of the Code or Section 4999 of the Code.

(c) No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Neither Seller nor the Company nor any other entity that, together with the Company, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code: (i) has, or had within the past six years, any liability, whether actual or contingent, under Title IV of ERISA, (ii) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (iii) has engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(d) Except as set forth in Section 3.16(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Except as set forth in Section 3.16(e) of the Disclosure Schedules: (i) there is no pending or, to Seller’s Knowledge, threatened action relating to a Benefit Plan (other than routine claims for benefits in the ordinary course); and (ii) no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(f) Except as set forth in Section 3.16(f) of the Disclosure Schedules, no Benefit Plan or other plan, policy agreement or arrangement exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g) The representations and warranties set forth in this Section 3.16 are the Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.17 Employment Matters.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, the Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Except as set forth in Section 3.17(a) of the Disclosure Schedules, since January 1, 2011, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b) The Company is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices. Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, occupational safety and health, employee classification and authorization to work, plant closings and mass layoffs or any other employment related matter arising under applicable Laws.

(c) The representations and warranties set forth in this Section 3.17 are the Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 3.18 Taxes. Except as set forth in Section 3.18 of the Disclosure Schedules:

(a) The Company has timely filed and will have timely filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All income and other material Taxes due and owing by the Company have been timely paid. The unpaid Taxes of the Company did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes) set forth on the face of the Interim Balance Sheet, and since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past practice.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.

(c) There are no ongoing, pending or, to the Knowledge of Seller, threatened in writing, any actions, suits, claims, investigations or other legal proceedings against the Company with respect to Taxes.

(d) The Company is not a party to any Tax-sharing, Tax-allocation, Tax-indemnity or similar agreement.

(e) All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been timely withheld and paid in accordance with applicable Law.

(f) Since Seller acquired ownership and control of the Company and, to the Knowledge of Seller, prior to such acquisition, no claim has been made by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. No power of attorney with respect to any Taxes for which the Company is liable has been executed or filed, which power of attorney remains in effect.

(g) The Company does not have any liability for the Taxes of another Person (other than Seller and Seller’s Affiliates) under Law (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(h) The transactions contemplated by this Agreement will not cause an adjustment to the basis of any asset of the Company pursuant to Treasury Regulation Section 1.1502-36(d) (or any similar provision of state, local or non-U.S. Law).

(i) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any change in accounting method made prior to the Closing, installment sale prior to the Closing, agreement with any Tax authority made or entered into prior to the Closing, prepaid amount received prior to the Closing, intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) existing prior to the Closing or election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

(j) The Company has never participated in any transaction that is or is substantially similar to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), and the Company has not participated within the last two (2) years in any transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

Section 3.19 Brokers. Except for Lincoln International LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

Section 3.20 Books and Records. The minute books of the Company contain minutes accurately reflecting those minutes of its shareholders and directors which are set forth and contained in the Company’s book of minutes, and contain accurate records of all material meetings of, and material corporate actions taken by (including action taken or ratified by written consent), the shareholders and board of directors of the Company. At Closing all of the books and records of the Company will be in the possession of the Company or its counsel.

Section 3.21 Interests in Customers, Suppliers, etc. Except as set forth on Section 3.21 of the Disclosure Schedules, neither the Seller nor any officer or director of the Company or any Affiliate thereof nor, to the Seller’s Knowledge, any member of such Person’s immediate family (a) possesses, directly or indirectly, any ownership interest in, or is a director or officer of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of the Company or (b) is party to a contract or other business relationship with the Company or owns any assets or properties that are used in the Company’s business. Ownership of securities of companies whose securities are registered under the Securities Exchange Act of 1934 of 2% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.21.

Section 3.22 Bank Accounts; Powers of Attorney. Set forth on Section 3.22 of the Disclosure Schedules is an accurate and complete list showing (a) the name and address of each bank in which the Company has a material account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from the Company.

Section 3.23 Accounts Receivable. The amount of all accounts receivable have arisen out of bona fide transactions in the ordinary course of business and are carried on the Company’s books and records at values determined in accordance with the Accounting Principles in a manner consistent with past practice, and such accounts receivable are, to Seller’s Knowledge, valid and enforceable claims, fully collectable (net of reserves reflected on the Balance Sheet or the Interim Balance Sheet, in each case in accordance with the Accounting Principles) in the ordinary course of business and on the terms applicable thereto. Seller has received no written notice of a request or agreement for deduction or discount with respect to any of such accounts receivable. To Seller’s Knowledge, such accounts receivables are subject to no material defenses, counterclaims or rights of setoff.

Section 3.24 Inventories. Except as used or sold in the ordinary course of business, the inventories are, except as set forth in Section 3.24 of the Disclosure Schedules, located on the Company’s owned or leased Real Property or in transit; none of such inventories are placed on consignment with third parties. Except as set forth in Section 3.24 of the Disclosure Schedules, each item of inventory reflected in the Financial Statements (i) is generally of usable and saleable quality in all material respects in the ordinary court of business (subject, in the case of raw materials and work-in-process, to the completion of the production process) and (ii) is valued at the lesser of cost and market. Except for reserves expressly set forth in the Financial Statements, the inventory consists of a quantity saleable in the ordinary course of business.

Section 3.25 Customer Relations. Section 3.25 of the Disclosure Schedules lists the 10 largest customers (“Material Customers”) and 10 largest suppliers (“Material Suppliers”) of the Company, as measured by revenue, in the case of the customers, and expense, in the case of the suppliers, for the years ended December 31, 2011, December 31, 2012 and December 31, 2013. Except as set forth on Section 3.25 of the Disclosure Schedules, since January 1, 2013, no Material Customer nor Material Supplier has indicated in writing that it intends to, nor to the Seller’s Knowledge is any such Material Customer or Material Supplier reasonably likely to, terminate or materially change the terms of its relationship with the Company (including to materially reduce its purchases or sales (as the case may be) of goods or services from or to the Company) whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

Section 3.26 Product Warranty and Product Liability.

(a) Since January 1, 2011, each product manufactured, sold, leased or delivered by the Company in conducting its business has been in conformity, in all material respects, with all product specifications, all express and implied warranties, and all applicable Laws, except for such non-conformities which, in the aggregate, result in losses to the Company not in excess of the Company’s warranty reserves.

(b) To Seller’s Knowledge and except as reflected on the Balance Sheet or the Interim Balance Sheet, in each case in accordance with the Accounting Principles, the Company currently has no material liabilities arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered, by the Company on or after January 1, 2011. Except as set forth on Section 3.26(b) of the Disclosure Schedules, since January 1, 2011, the Company has not committed any act or failed to commit any act, which would reasonably be expected to result in, and there has been no occurrence which would reasonably be expected to give rise to or form the basis of, any product liability or liability on the part of the Company for breach of warranty in excess of $100,000.00 with respect to an individual claim or a series of related claims (whether covered by insurance or not) with respect to products manufactured, sold, leased or delivered by the Company on or after January 1, 2011.

Section 3.27 Anti-Corruption Laws. The Company, including all directors, officers, employees, outside sales agents, and third parties acting on behalf of the Company, have not: (i) taken any action in violation of any applicable anti-corruption Law, including but not limited to the U.S. Foreign Corrupt Practices Act and any similar foreign Laws applicable to the Company; or (ii) corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Person, including any Public Official, for purposes of: (A) influencing any act or decision of any Public Official in his official capacity; (B) inducing a Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing a Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government in order to assist the Company, or any Person affiliated with the Company, in obtaining or retaining business or a business advantage.

Section 3.28 Indebtedness. Section 3.28 of the Disclosure Schedules sets forth a true and correct list of all Indebtedness of the Company as of the date hereof.

Section 3.29 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and each other document or instrument to be executed pursuant to this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and each other document or instrument to be executed pursuant to this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings set forth in Section 4.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities Laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges and agrees that (a) it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose, (b) has had an opportunity to discuss the business of the Company with management of the Company, and (c) has been afforded the opportunity to ask questions of and receive answers form officers of the Company. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

Section 4.08 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or its Representatives.

ARTICLE V

COVENANTS

Section 5.01 Employees; Benefit Plans.

(a) During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages, (ii) target bonus opportunities (excluding equity-based compensation), if any, (iii) retirement and welfare benefits (other than any benefits under a defined benefit plan) and (iv) severance benefits that, with respect to clauses (i) through (iv) collectively, are substantially comparable, in the aggregate, to the practice in effect for such Company Continuing Employee immediately prior to the Closing.

(b) With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company as if such service were with Buyer, for vesting and eligibility purposes (but, for the avoidance of doubt, not for benefit accrual purposes under any defined benefit plan) in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date to the extent permitted by the terms of such Buyer Benefit Plan and applicable Law; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c) This Section 5.01 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.01, express or implied, shall confer upon any other Person (including, without limitation, any Employee, any participant in any Benefit Plan, Buyer Benefit Plan or any other employee benefit or compensation plan, program, agreement or arrangement (or any dependent or beneficiary thereof)) any rights or remedies of any nature whatsoever under or by reason of this Section 5.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties hereto acknowledge and agree that the terms set forth in this Section 5.01 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

(d) Any Buyer Benefit Plan that is a qualified cash or deferred arrangement in which Company Continuing Employees shall participate as of the Closing Date shall accept the rollover of the account balance of each Company Continuing Employee in the SL Industries, Inc. Savings and Pension Plan at the Closing Date, except for notes representing outstanding loan balances maintained by Company Continuing Employees under the SL Industries, Inc. Savings and Pension Plan at the Closing Date.

(e) Buyer agrees that Buyer shall use its commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusions and actively at work limitations and similar limitations, eligibility waiting periods and evidence of insurability requirement under any Buyer Benefit Plan to the extent waived or satisfied by any Company Continuing Employee under any group health plan of the Seller as of the Closing Date, and (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Company Continuing Employee, or spouse or covered dependent of any such Company Continuing Employee, to be taken into account for purposes of satisfying deductible, coinsurance, and maximum out-of-pocket provisions after the Closing Date under any Buyer Benefit Plan in which Company Continuing Employees participate, in each case to the extent permitted by the terms of such Buyer Benefit Plan and applicable Law.

(f) The Company shall continue in effect the split dollar life/deferred compensation arrangements (the “Deferred Compensation Arrangements”) for Barry Kaufman, David Seabury, Edwin Seabury, Richard Seabury and Steven Gilliatt (collectively, the “Deferred Compensation Participants”). Seller agrees that Seller shall correct for any underwithholding by Seller of Taxes (including, without limitation, income taxes and FICA taxes) payable with respect to the Deferred Compensation Arrangements with respect to all open tax years prior to the Closing Date, by filing amended tax returns and paying appropriate Taxes or by such other methods as may be mutually agreed between the Parties, and Seller shall be solely responsible for the payment or reimbursement of any and all Taxes, interest and penalties incurred by any Deferred Compensation Participant or by the Company in connection with the underwithholding of such Taxes or the corrections therefor.

(g) To the extent that Leonard Cross, Debbie Chen and Tony King become entitled to a Change-in-Control Payment under their respective Change in Control Agreements, the Company shall, to the extent permissible by Law, continue to pay premiums on their behalf as set forth in Section 4 of the applicable Change in Control Agreement.

(h) Subject to the terms of the Transition Services Agreement attached hereto as Exhibit C (the “Transition Services Agreement”), Parent shall provide continuing medical and dental insurance coverage for the Company Continuing Employees for the period beginning at Closing through December 31, 2014 (the “Transition Period”) and Buyer will pay for such coverage as provided in the Transition Services Agreement.

(i) Subject to the terms of the Transition Services Agreement, during the Transition Period, Parent shall facilitate the continued participation by the Company Continuing Employees in Flexible Spending Accounts through Benefit Resource, Inc. as provided in the Transition Services Agreement.

(j) Subject to the terms of the Transition Services Agreement, during the Transition Period, Seller shall use its best efforts to provide each of the Company Continuing Employees, with continued access to and use of his or her Google based email address through Seller’s email system and server as provided in the Transition Services Agreement.

Section 5.02 Plant Closings and Mass Layoffs. Buyer shall not, and shall cause the Company not to, take any action following the Closing that would reasonably be expected to result in WARN Act liability to Seller.

Section 5.03 Confidentiality. The Parties acknowledge and agree that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Parties pursuant to this Agreement.

Section 5.04 Books and Records.

(a) For a period of seven (7) years after the Closing, Buyer shall, or shall cause the Company to, maintain all books and records maintained by the Company prior to the Closing in a manner reasonably consistent with the prior practices of the Company. Buyer shall permit and shall cause the Company to permit, Seller and its representatives and agents reasonable access to all such books and records of the Company during normal business hours for the purpose of obtaining information relating to periods on or prior to the Closing Date, upon reasonable notice by Seller, for a reasonable business purpose.

(b) For a period of seven (7) years after the Closing, Seller shall, and shall cause its Affiliates to, maintain any books and records relating to the Company which are retained by Seller and may thereafter destroy or otherwise dispose of any such books or records unless Buyer has previously requested copies of such records. Seller shall permit and shall cause its Affiliates, as applicable, to permit, Buyer and its representatives and agents reasonable access to all such books and records relating to the Company during normal business hours for the purpose of obtaining information relating to periods on or prior to the Closing Date, upon reasonable notice by Buyer, for a reasonable business purpose.

Section 5.05 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. The Parties acknowledge that Parent is a public company and that Parent will issue a press release describing this Agreement and the transactions contemplated hereby, as well as file one or more Form 8-K filings, periodic reports and other filings with the Securities and Exchange Commission describing this Agreement and the transactions contemplated hereby, and will file this Agreement and may file related documents as exhibits in one or more such filings.

Section 5.06 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.07 Tax Matters.

(a) Seller shall timely prepare and file or cause to be prepared and timely filed all Tax Returns of the Company for all periods ending on or prior to the Closing Date with respect to which a Tax Return is due after the Closing Date (taking into account any extensions) (“Pre-Closing Returns”). All such Pre-Closing Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Law. Seller shall submit each of the Pre-Closing Returns and associated tax workpapers to Buyer for review at least thirty (30) days prior to the due date for the filing of such Pre-Closing Return (taking into account any extensions). Buyer shall have the right to review and comment on each Pre-Closing Return prior to the filing of such Pre-Closing Return. Seller and the Buyer agree to consult and resolve in good faith any issues and comments arising as a result of the review of each Pre-Closing Return; provided that if Seller and the Buyer are unable to resolve any such issue within fifteen (15) days after any Pre-Closing Return is submitted to the Buyer, the dispute shall be submitted to a firm mutually selected by agreement of the Buyer and Seller (the “Arbiter”) for resolution, whose decision shall be final and binding on the Parties. If the Arbiter is unable to resolve any disputed items at least three (3) days before the due date for such Pre-Closing Return, the Pre-Closing Return shall be filed as prepared by Seller and then subsequently amended to reflect the Arbiter’s resolution and the payment obligations hereunder will be adjusted accordingly. At least three (3) Business Days before such Taxes are required to be paid, Seller shall pay or cause to be paid to the Buyer all Taxes shown due and owing on each Pre-Closing Return (as finally determined under this Section 5.07(a)), except to the extent that such Taxes were specifically included as a Current Liability in Closing Working Capital and resulted in a dollar-for-dollar reduction in the Purchase Price (which amount so included will be paid by the Buyer to the appropriate Governmental Authority). The costs, fees and expenses of the Arbiter shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer, unless all of the disputed items have been resolved in favor of one Party, in which case all of the costs, fees and expenses of the Arbiter shall be paid by the other Party.

(b) The Buyer shall prepare and timely file or cause to be prepared and timely filed any Tax Returns of the Company with respect to a period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) (such Tax Returns collectively, the “Buyer’s Returns”). Seller shall pay to the Buyer, at least three (3) Business Days prior to the date on which Taxes are due with respect to any Straddle Period, the amount of such Taxes (as finally determined under this Section 5.07(b)) that are allocable to the portion of such Straddle Period up to and including the Closing Date pursuant to Section 5.07(c), except to the extent that such Taxes were specifically included as a Current Liability in Closing Working Capital and resulted in a dollar-for-dollar reduction in the Purchase Price. The Buyer shall deliver, at least fifteen (15) days prior to the due date for the filing of each Buyer’s Return (taking into account extensions), to Seller a statement setting forth in reasonable detail a calculation of the amount of Tax for which Seller is responsible pursuant to this Section 5.07(b) with respect to such Buyer’s Return and, in the case of a material Buyer’s Return, a copy of such Buyer’s Return and any associated tax workpapers. Seller shall have the right to review and comment on any such material Buyer’s Return and the statement prior to the filing of such Buyer’s Return. Seller and the Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Buyer’s Return and statement, and mutually to consent to the filing as promptly as possible of such Tax Return; provided that if Seller and the Buyer are unable to resolve any such issue within nine (9) days after such Buyer’s Return is submitted to Seller, the dispute shall be submitted to the Arbiter for resolution, whose decision shall be final and binding on the Parties. If the Arbiter is unable to resolve any disputed items at least three (3) days before the due date for such Buyer’s Return, the Buyer’s Return shall be filed as prepared by the Buyer. The costs, fees and expenses of the Arbiter shall be paid one-half (1/2) by Seller and one-half (1/2) by the Buyer, unless all of the disputed items have been resolved in favor of one Party, in which case all of the costs, fees and expenses of the Arbiter shall be paid by the other Party.

(c) Seller and the Buyer shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of a taxable period of the Company to the extent permitted by Law. For all purposes under this Agreement, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be (i) in the case of all real property, personal property and similar ad valorem Taxes, an amount of such Taxes for such Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period and (ii) in the case of all other Taxes, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date. For the avoidance of doubt, Seller shall be responsible for, and shall timely pay, all federal, state and local Taxes of any consolidated, combined, unitary or similar group of which Parent is the common parent.

(d) Seller and the Buyer shall, upon written request of the other, (i) provide the other, and the Buyer shall cause the Company to provide Seller, with such assistance as may be reasonably requested by any of them in connection with the preparation and filing of any Tax Return (and the signing thereof) and the preparation for and prosecution of any audit or other examination by any taxing authority or judicial or administrative actions relating to liability for Taxes, (ii) use commercially reasonable efforts to retain and provide the other, and the Buyer shall cause the Company to retain and provide Seller with, any records or other information that may be relevant to such Tax Return, audit or examination, action, or determination, and (iii) provide the other with written notice of the commencement of any, and a copy of any final determination of any, such audit or examination, action, or determination that affects any amount required to be shown on any Tax Return of the other or the Company for any period for which the other could be responsible. Without limiting the generality of the foregoing, the Buyer shall use commercially reasonable efforts to retain, and shall cause the Company to use commercially reasonable efforts to retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that are relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and may thereafter destroy or otherwise dispose of any such records unless Seller has previously requested copies of such Tax Returns, supporting work schedules, and other records or information that are relevant to such returns, in which case the Buyer shall cause copies of such requested items to be delivered (at Seller’s expense) to Seller prior to destroying or otherwise disposing of such Tax Returns, supporting work schedules or other records or information. Each Party shall bear its own expenses in complying with the foregoing provisions.

(e) The Parties agree, upon request by any other Party, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax described in Section 5.07(f) that would otherwise be imposed (including with respect to the transactions contemplated hereby).

(f) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary); provided, that Seller shall give Buyer a reasonable opportunity to review and comment on drafts of such Tax Returns or other documents prior to filing and shall consider in good faith any comments from Buyer relating thereto.

Section 5.08 Non-Competition and Non-Solicitation.

(a) Parent and the Seller agree that for a period of three (3) years after the Closing (the “Restricted Period”), neither Parent nor any Person that is at the time in question a direct or indirect subsidiary of Parent (the “Restricted Parties”) shall, directly or indirectly, compete with the Company (in a business conducted by the Company as of the Closing Date), or own an interest in, manage, operate, join, control or participate in the ownership, management, operation or control of, or act as a director, officer, employee, partner or consultant with, any profit or non-profit business or organization, which competes with the Company (in a business conducted by the Company as of the Closing Date) anywhere in the world; provided, that ownership of less than five percent (5%) of the outstanding stock of any publicly traded entity shall not be deemed to violate the foregoing restriction set forth in this Section 5.08(a). The time period during which the restrictions set forth in this Section 5.08(a) apply shall be extended by the length of time during which the Seller, or any controlled Affiliate of the Seller, violates these restrictions in any respect.

(b) During the Restricted Period, none of the Restricted Parties shall, directly or indirectly, (i) recruit, offer employment, employ or engage as a consultant any employee of the Company or its Affiliates or (ii) solicit, knowingly persuade or induce any employee of the Company or its Affiliates to terminate his or her employment with the Company or its Affiliates; provided that the foregoing restriction set forth in this Section 5.08(b) does not apply to general advertisements or other solicitations for employment distributed publicly and not directed at, or in communication with, any particular employee or group of employees.

(c) During the Restricted Period, none of the Restricted Parties shall directly or indirectly solicit, knowingly persuade or induce any proprietor, lender, joint venturer, lessor, customer, supplier or vendor which has a business relationship with the Company, to discontinue, reduce or modify in a manner adverse to the Company such business relationship with the Company. Subject to the foregoing sentence, Seller and its Affiliates may have a business relationship with such proprietors, lenders, joint venturers, lessors, customers, suppliers or vendors that is unrelated to the business conducted by the Company as of the Closing Date or not competitive with the business conducted by the Company as of the Closing Date.

(d) In the event that the covenants in this Section 5.08 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great of time or over too great a geographical areas or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(e) Seller acknowledges that a breach of the covenants contained in this Section 5.08 may cause irreparable damage to the Buyer and the Company, the exact amount which will be difficult to ascertain, and that remedies at law for any such breach may be inadequate. Accordingly, the Seller agrees that if it or any of its Affiliates breach any of the covenants contained in this Section 5.08, in addition to any other remedy which may be available at law or in equity, Buyer shall be entitled to specific performance and injunctive relief, without posting bond or any other security.

Section 5.09 ISRA.

(a) Generally.

(i) Parent shall undertake, or cause to be undertaken, all actions necessary to comply with ISRA arising from the execution of this Agreement and the Closing on the stock purchase for the Company, including, but not limited to: (a) Submitting a General Information Notice (“GIN”) (as defined under ISRA) to the NJDEP for the Real Property; (b) retaining a Licensed Site Remediation Professional (“LSRP”); (c) completing all assessments, investigations, and remedial actions required pursuant to ISRA; (d) obtaining Remedial Action Permits for Soil or Groundwater, as necessary, from NJDEP and completing all remediation and monitoring obligations required under the Remedial Action Permit for Groundwater, if any; (e) obtaining, at a minimum, a “restricted use” Response Action Outcome (as defined under ISRA) from an LSRP or equivalent final remediation document(s) addressing all identified areas of concern (“Parent’s RAO”); (f) maintaining the Remediation Funding Source (“RFS”) (as that term is defined in ISRA) and the Financial Assurance required pursuant to a Remedial Action Permit for Groundwater, if any, and (g) payment of all fees, surcharges, or oversight costs assessed by the NJDEP in connection with the foregoing (all of the above constituting “Parent’s ISRA Case”).

(ii) If necessary to facilitate Closing in accordance with the remainder of this Agreement, Parent or the Company shall (x) submit a Remediation Certification to the NJDEP identifying Parent as the Party responsible for Parent’s ISRA Case and (y) establish the RFS for Parent’s ISRA Case, as required by ISRA.

(iii) From and after the Closing, except as expressly stated to the contrary in this Agreement, Parent shall be solely responsible for all costs and expenses for Parent’s ISRA Case. If the Parties do not proceed to Closing, Parent and Seller shall have the sole right to withdraw the GIN and terminate Parent’s ISRA Case.

(b) LSRP. Seller will engage William Kraft, of Environ International Corp., to serve as the LSRP for Parent’s ISRA Case, in accordance with the time frames required by ISRA. Parent can dismiss William Kraft and hire a new LSRP from Environ without Buyer’s consent. However, if Parent elects to hire an LSRP from another company, Parent shall first obtain Buyer’s consent (not to be unreasonably withheld or delayed or conditioned). If Buyer objects, within 10 business days of notice of Parent’s new LSRP, Buyer shall provide to Parent a list of no less than four LSRP’s that are acceptable to Buyer. If none of Buyer’s LSRPs are acceptable to Parent, and the Parties cannot resolve the dispute in a timely manner, Parent can engage another LSRP without Buyer’s consent, but Buyer shall no longer be bound by the last sentence of Section 5.09(d)(iii)(a), below (regarding Buyer’s rights to petition NJDEP).

(c) Remediation Funding Source/Financial Assurance. Parent shall be solely responsible for maintaining any RFS and any Financial Assurance for the Remedial Action Permit for Groundwater, each as may be required pursuant to ISRA for Parent’s ISRA Case, including payment of any fees or surcharges associated therewith.

(d) Remediation Standards/Institutional & Engineering Controls.

(i) Parent shall comply with Environmental Laws applicable to Parent’s ISRA Case. Buyer acknowledges that Parent’s ISRA Case may involve the remediation of Releases of Hazardous Materials on the Real Property and may involve use of Engineering and Institutional Controls (as defined under ISRA) that will authorize, under Environmental Laws, Hazardous Materials to remain in soil, sediment and groundwater above NJDEP Residential Soil Remediation Standards, Ecological Screening Criteria or Ground Water Quality Standards. Company’s prior written consent (not to be unreasonably withheld or delayed or conditioned) shall be required for the imposition of any Institutional Controls or Engineering Controls, provided, however, that: (i) Institutional Controls restricting the Real Property to non-residential uses or limiting use of groundwater shall not require Company’s prior consent; (ii) Company may withhold consent for Engineering Controls, including “passive controls” (such as a soil or asphalt cap over a portion of the Real Property or an obligation to maintain specified existing building foundations) that are (i) inconsistent with the NJDEP’s site remediation statutes or regulations, or (ii) would significantly interfere with the Company’s use and operation of the Real Property. Buyer agrees to promptly execute (or to cause the Company to so execute) (x) all applications for Environmental Permits required for approved Institutional or Engineering Controls, and (y) other documents required to implement any such Institutional Controls, including restrictive covenants and deed notices.

(ii) (a) The Company shall be designated as the lead responsible party on all Remedial Action Permits for Soil. The Company shall be solely responsible, at the Company’s sole cost and expense, for all statutory and regulatory obligations and notices associated with compliance with Remedial Action Permits for Soil, including but not limited to, operation, maintenance and repair of the Engineering Control, any costs or reporting obligations arising from the disturbance of the Engineering Control, retaining an LSRP for the filing of any reports or certifications with Government Authorities (such as biennial certifications), pay all fees and costs, and posting a financial assurance, as may be required by ISRA and Environmental Laws. Notwithstanding the foregoing, if Parent implements an “active” soil remedial action (such as, but not limited, to soil vapor extraction systems or vapor intrusion mitigation systems) under the terms of a Remedial Action Permit for Soil (or similar document) the Company shall not be required to assume any responsibility for such Remedial Action Permit or for the operation and maintenance of the active soil remediation measures and Parent shall not be released from its responsibility to complete Parent’s ISRA Case until such time as the applicable non-residential soil remediation standards have been met. In the event that remediation of the Real Property requires permanent installation of a vapor mitigation system to address intrusion of hazardous vapors into on-site buildings (such as a subslab depressurization system or additional building ventilation), Parent shall be responsible for the system’s installation, testing, operation and maintenance until such time as it has been demonstrated to be meeting applicable indoor air quality standards and approved by NJDEP (or the LSRP if no such approval by NJDEP is available under applicable regulations). After such approval, the Company shall assume responsibility for the vapor mitigation system’s operation and maintenance, provided, however, that Parent shall be responsible for any necessary vapor mitigation system modifications and/or further remediation if monitoring results (obtained during the first 5 years after NJDEP (or LSRP) approval) demonstrate that the system is not achieving the indoor air standards in effect as of the time of NJDEP’s approval. After the expiration of the 5 year period, Buyer and Company shall assume all operation and maintenance costs and fees for any permanent vapor mitigation system.

(b) If Buyer or Company sells either a controlling share of the stock of the Company or the Real Property to any third-party purchaser not affiliated to Buyer, Buyer and Company shall: (i) notify any such third-party purchaser that Parent is only obligated to remediate the Real Property under Parent’s ISRA Case to non-residential soil remediation standards; (ii) contractually mandate that any such third-party purchaser of the Real Property assume all of the Company’s obligations under Section 5.09 (d)(ii)(a) of this Agreement, including being designated the lead responsible party on, and posting and maintaining a Financial Assurance for, a Remedial Action Permit for Soil for any Engineering Control or deed notice installed on the Real Property under Section 5.09(d)(ii); and (iii) contractually mandate that any third-party purchaser indemnify Parent for Environmental Claims arising from third party purchaser’s failure to comply with the terms of Section 5.09 (d)(ii)(a).

(iii)(a) Parent and Buyer expressly acknowledge that the NJDEP has a statutory three-year time period under N.J.S.A. 58:10C-25 to audit Parent’s RAO pursuant to its obligation to conduct annual audits of LSRP cases under N.J.S.A. 58:10C-24 (“RAO Audit Period”). In the event that the NJDEP undertakes an audit of Parent’s RAO during the RAO Audit Period and the NJDEP invalidates Parent’s RAO for any reason (unless solely due to an action or omission by Buyer or the Company after the Closing)

during the RAO Audit Period, Parent’s responsibility or liability under this Agreement or under applicable Law to Buyer or the Company for Parent’s ISRA Case (including all obligations to monitor or remediate groundwater under a new or revised Remedial Action Permit for Groundwater) shall continue as if such RAO had not been issued and Parent shall promptly take such actions as are required to have Parent’s RAO or equivalent final remediation document(s) reissued or reinstated (“Reinstated Parent’s RAO”) in accordance with applicable Environmental Law. Buyer and Company expressly agree that Buyer or Company, or any Person affiliated or employed with Buyer or Company shall not petition the NJDEP to audit or rescind Parent’s RAO.

(b) Subject to Buyer’s rights to indemnification for breaches of Seller’s representations and warranties in Section 3.15 of this Agreement, and Parent’s obligations under Sections 5.09(d)(ii)(a) and 5.09 (d) (iii)(a) and (c) of this Agreement, upon termination of the RAO Audit Period Buyer and the Company expressly acknowledge that Parent and Seller shall have no further responsibility or liability under this Agreement or under applicable Law to Buyer or the Company for Parent’s ISRA Case or for remediation of Releases of Hazardous Substances on or migrating from the Real Property (whether known or unknown), and Buyer, Company, and each of their respective officers, directors, employees, partners, members, agents, Affiliates, parents, subsidiaries, divisions, merger partners, successors, transferees and assignees forever release the Seller Indemnified Parties from all liabilities, damages and Environmental Claims in any way related to Parent’s ISRA Case and Releases of Hazardous Substances on or migrating from the Real Property, no matter when such Releases may have occurred or where the Releases may migrate to, or whether they are known or unknown, and Buyer and Company shall defend, indemnify and hold harmless the Seller Indemnified Parties for all Losses arising from Environmental Claims related to such Releases.

(c)(i) If Parent obtains a Remedial Action Permit for Groundwater from the NJDEP for the remediation of contaminated groundwater at the Real Property (for which Parent shall be the lead responsible party), Parent’s ISRA Case remediation obligations to Buyer and the Company under this Agreement for contaminated groundwater shall terminate only upon the issuance of NJDEP’s concurrence (through termination of the Remedial Action Permit for Groundwater or other equivalent written determination) that no further monitoring or remediation of the groundwater is required to meet applicable Groundwater Quality Standards and Buyer and the Company’s release and indemnity obligations under Section 5.09(d)(iii)(b) with respect to the contaminated groundwater shall not commence until such concurrence from NJDEP has been received.

(ii) In the event that Parent delivers a Reinstated Parent’s RAO to Buyer in response to an NJDEP statutory audit per Section 5.09(d)(iii)(a), the Parties acknowledge and agree that the provisions of Section 5.09(d)(iii)(a) of this Agreement shall continue to apply only to the remediation activities undertaken to correct the deficiencies in Parent’s RAO and to those area(s) of concern addressed in the portions of Parent’s RAO that were invalidated as a result of the NJDEP’s audit , and the limited rights and remedies granted to Buyer and Company in this Section shall terminate three years after the date of issuance of the Reinstated

Parent’s RAO. Nothing in this Section or the issuance of the Reinstated Parent’s RAO, in any way limits or modifies Buyer’s and Company’s release of liability and indemnification of Parent and Seller contained in Section 5.09 (d)(iii)(b) and Section 7 of this Agreement, with regard to (x) other areas of concern addressed under Parent’s ISRA Case, or (y) Releases of Hazardous Substances on or migrating from the Real Property (no matter when the Releases occurred, or where they migrate to)that are first identified after submission of the Reinstated Parent’s RAO.

(e) Cooperation/Site Access.

(i) The Parties shall cooperate in good faith to facilitate completion of the Parties’ obligations under this Section 5.09, including the execution of any applications, filings, Deed Notices, certifications, or other documents reasonably requested by the other Party. Parent shall direct its LSRP to communicate with Buyer’s designated consultant, in order to ensure that Company is fully informed with regard to the LSRP’s plans for completion of Parent’s ISRA Case and the status of Parent’s ISRA Case. Parent shall cause the LSRP to immediately provide to Company electronic copies of any final remediation status reports and laboratory analytical data. Parent shall cause the LSRP to provide Company with workplans or scopes of work that describe in reasonable detail the proposed site investigations, remedial investigations, and remedial actions for Parent’s ISRA Case, including but not limited to receptor evaluations and Quality Assurance Project Plans (collectively, “Workplans”). Buyer shall be provided thirty (30) calendar days to review and comment on Workplans. Parent, in good faith, shall cause its LSRP to incorporate Buyer’s suggested modifications to Workplans, provided that, such modifications are consistent with the LSRP’s professional judgment and would not obligate Parent to conduct activities in excess of those necessary to comply with Environmental Laws and Parent’s obligations under this Agreement. The Parties acknowledge that Parent is only obligated to complete Parent’s ISRA Case in accordance with the minimum statutory and regulatory remediation requirements applicable to the remediation of the Real Property under Parent’s ISRA Case.

(ii) After the Closing, Buyer shall provide access to the Real Property (during normal business hours or at such other mutually agreed upon times) or cause the Company to provide such access, including reasonable locations for temporary storage of equipment on the Real Property during the duration of any such work. Prior to entry onto the Real Property, the Parties shall enter into a mutually agreed upon Site Access Agreement substantially in the form of Exhibit D hereto, establishing, among other items, customary provisions for notification, safety, insurance, hazardous material handling obligations, and general rules of conduct.

(iii) If the Company maintains commercial general liability insurance policies or pollution liability policies that would provide insurance coverage for the remediation of Releases of Hazardous Materials that Parent is conducting under Parent’s ISRA Case, the Company shall promptly file insurance claims and shall diligently pursue such claims and cooperate with Parent and Seller in obtaining any insurance proceeds under applicable insurance policies (all of the foregoing at Parent’s sole cost and expense). In the event that any insurance carrier renders payment of insurance proceeds to the Company, as the Insured, for costs incurred by Parent or Seller for the remediation of Releases of Hazardous Materials related to Seller’s ISRA Case, the Company shall promptly remit to Parent or Seller all insurance proceeds paid by insurance carriers less any unreimbursed costs incurred by Buyer or the Company in connection with the submission or prosecution of such claim.

(iv) At least ten (10) business days prior to entry onto the Real Property, Parent or Parent’s LSRP shall provide the Company with electronic notice of the tasks to be performed on the Real Property, the proposed schedule for completion of such work and identifying any significant deviations from the Workplans previously reviewed under Section 5.09(e)(i). All work shall be scheduled and conducted in a manner that minimizes, to the extent commercially feasible, the impact on the on-going operations of the Company. Company shall have a reasonable period (of not less than 5 business days) to review and comment on Parent’s proposed scope of work, at Buyer’s and Company’s sole cost and expense. Parent shall, in good faith, incorporate any reasonable suggested modifications provided by Buyer into its scope of work, so long as the suggested modifications are consistent with the LSRP’s professional judgment and would not obligate Parent to conduct activities in excess of those necessary to comply with Environmental Laws and Parent’s obligations under this Agreement for Parent’s ISRA Case.

(v) Parent, Seller or their LSRP shall provide Company with advance notice of all meetings with governmental officials related to Parent’s ISRA Case and shall afford Company and/or its designated representative an opportunity to participate in such meetings, to observe any on-site activity, to collect split samples for independent analysis, at Buyer and the Company’s sole cost and expense.

(vi) Parent or the LSRP shall provide Company with a reasonable time period (of not less than 10 business days) to review and comment on final draft reports (such as remedial investigation or remedial action reports) or final draft applications for Environmental Permits that will be filed with the NJDEP applicable to Parent’s ISRA Case, at Buyer’s and the Company’s sole cost and expense. Parent (or its LSRP) shall consider and shall make a good-faith effort to incorporate any reasonable comments that Company may provide to such draft reports or applications for Environmental Permits, so long such modifications are consistent with the LSRP’s professional judgment and would not obligate Parent to conduct activities in excess of those necessary to comply with Environmental Laws and Parent’s obligations under this Agreement for Parent’s ISRA Case. Parent shall provide Company with electronic copies of all final reports or applications for Environmental Permits filed with the NJDEP for Parent’s ISRA Case.

(f) Without limiting the Parties’ obligations under this Section 5.09 or Seller’s indemnification obligations for breaches of representations and warranties in Section 3.15 of this Agreement, Buyer and the Company shall be responsible for all costs, liabilities and obligations arising under Laws and Environmental Law for the handling transportation, storage and disposal of any waste containing Hazardous Materials (including, but not limited to, any contaminated soil, groundwater, surface water, sediment, and building materials fixtures, or demolition debris containing asbestos) generated by any improvements, repairs, demolition, or reconstruction conducted after the Closing by Buyer or the Company at the Real Property.

(g) Without limiting Parent’s obligations either with respect to Parent’s ISRA Case or to indemnify Buyer Indemnified Parties for breaches of Seller’s representations and warranties in Section 3.15 of this Agreement, Buyer and Company shall be solely responsible for any compliance with, and all fees and costs in any way related to, any post-Closing trigger of ISRA caused by Buyer or Company or any tenant or sub-tenant of Company on the Real Property (“Buyer’s ISRA Case”), provided, however, if Buyer, Company or any of their tenants or sub-tenants trigger ISRA prior to issuance of Parent’s RAO or Parent’s Reinstated RAO,, Buyer and Company shall be solely responsible as part of Buyer’s ISRA Case for all fees, costs, damages and liabilities to remediate (including any order of magnitude change under N.J.S.A. 58:10B-13(e)) any areas of concern for which Parent’s LSRP issued and delivered to Company either a no further action or no further inquiry determination, or an Area of Concern Response Action Outcome (or similar written determination). Until the later of such time as (i) Buyer, Parent and Seller have received Parent’s RAO or Parent’s Reinstated RAO, as applicable, for Parent’s ISRA Case or (ii) receipt of NJDEP’s concurrence that no further monitoring or remediation of the groundwater is required for Seller’s ISRA Case (pursuant to Section 5.09(d)(iii) above), Buyer and Company shall provide to Parent and Seller electronic copies of all reports, applications, filings and correspondence with the NJDEP for Buyer’s ISRA Case.

(h) Nothing herein shall be construed as obligating Parent or Seller, in connection with Parent’s ISRA Case, to remediate any Releases of Hazardous Substances caused by Buyer or Company after the Closing (including any Releases of Hazardous Substances caused by Buyer’s or the Company’s employees, agents, contractors, and subcontractors). If actions by Buyer or the Company exacerbate any pre-Closing Releases of Hazardous Substances on or migrating from the Real Property prior to Parent’s receipt of Parent’s RAO or Parent’s Reinstated RAO, if applicable, for Parent’s ISRA Case, Buyer and the Company shall indemnify Parent and Seller for any additional costs incurred by Seller solely as a result of Buyer’s or the Company’s actions, but such exacerbation shall not release Parent from its obligations to deliver Parent’s RAO or Parent’s Reinstated RAO, if applicable, for Parent’s ISRA Case.

Section 5.10 Insurance Claims. Seller shall not, and shall cause its Affiliates to not, take any action after the Closing to impede or impair the Company’s or Buyer’s rights to make a claim under any of the Insurance Coverage to the extent such claim relates to Company losses that arise out of any act, omission, occurrence, fact or circumstance existing on or prior to the Closing. Without limiting the rights of Buyer or the Company elsewhere in this Agreement, if (a) any claims under the Insurance Coverage are made prior to the Closing Date or (b) any losses occur prior to the Closing Date in respect of which claims may be made against the Insurance Coverage or any other insurance policies retained by Buyer, Seller, or the Company after the Closing, then Buyer and Seller shall use commercially reasonable efforts to ensure that Buyer and/or the Company, as applicable, can file notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies, and Seller agrees to otherwise cooperate with

Buyer, the Company and/or their respective Affiliates to make the benefits of any such insurance policies available to Buyer or the Company; provided, that (i) all of Sellers’ and its Affiliates’ costs and expenses incurred in connection with this Section 5.10 shall be reimbursed promptly by the Company, (ii) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of Seller or any of its Affiliates in respect thereof, (iii) such claims shall be subject to all of the terms and conditions of such insurance policies, and (iv) nothing herein shall prohibit, impede or restrict Seller and/or its Affiliates from pursuing and receiving the benefits of any insurance policies with respect to claims brought by Seller and/or its Affiliates. Notwithstanding the foregoing, nothing contained in this Section 5.10 shall modify or waive any of the provisions of Section 5.09(e)(iii), or permit the Company or Buyer to take any action that might adversely affect Parent’s or Seller’s rights under such subsection.

ARTICLE VI

CLOSING DELIVERABLES

Section 6.01 Seller’s Deliverables. On the Closing Date, each of the following documents shall have been delivered to Buyer and, if applicable, be dated as of the Closing Date (unless otherwise indicated):

(a) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder.

(b) Stock certificate(s) evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(c) The Payoff Letter.

(d) A certificate from the Secretary of State of the State of Delaware certifying as to the good standing of the Company as of a date no more than two (2) Business Days prior to the Closing Date.

(e) The Escrow Agreement, duly executed by Seller.

(f) Evidence, in form and substance reasonably satisfactory to Buyer, that those waivers or consents set forth on Section 6.01(f)(i) of the Disclosure Schedules have been obtained and evidence that those contracts on Section 6.01(f)(ii) of the Disclosure Schedules have been terminated or shall terminate as of the Closing.

(g) The consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

(h) A certificate, in the form of Exhibit E, dated as of the Closing Date and duly executed by a responsible officer of Seller, satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2).

Section 6.02 Buyer’s Deliverables. On the Closing Date, each of the following documents shall have been delivered to Seller and, if applicable, be dated as of the Closing Date (unless otherwise indicated):

(a) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(b) Cash in an amount equal to the Initial Purchase Price, minus the Escrow Amount.

(c) A certificate from the Secretary of State of the State of Delaware certifying as to the good standing of Buyer as of a date no more than two (2) Business Days prior to the Closing Date.

(d) The Escrow Agreement, duly executed by Buyer.

(e) The consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02 of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Seller, and no such consent, authorization, order and approval shall have been revoked.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival. The representations and warranties contained herein (other than the Fundamental Representations and the Environmental Matters representation (Section 3.15)) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date. The Fundamental Representations shall survive the Closing until 60 days after the expiration of the applicable statute of limitations. The Environmental Matters representation (Section 3.15) shall survive the Closing and shall remain in full force and effect until the date that is 36 months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. No claim for indemnification may be asserted against any Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Section 7.01.

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify Buyer and each of its officers, directors, employees, partners, members, agents and Affiliates (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement (provided, that for the purposes of determining the amount of any Losses resulting from such breach, all representations and warranties shall be read without reference to any “materiality”, “Material Adverse Effect” or similar qualifiers contained therein);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c) except to the extent such Taxes were specifically included as a Current Liability in Closing Working Capital and resulted in a dollar-for-dollar reduction in the Purchase Price, (i) any Taxes for which the Company is liable with respect to taxable periods (or portions thereof) ending on or before the Closing Date, (ii) any Taxes of Seller and its Affiliates (other than the Company) for all taxable periods, including any Taxes for which the Company is liable pursuant to Treasury Regulation Section 1.1502-6 (or a similar provision of state, local or non-U.S. Law), and (iii) any withholding or similar Taxes imposed as a result of the transactions contemplated by this Agreement that were not withheld pursuant to Section 2.05 and (iv) any Taxes for which Seller is responsible pursuant to Section 5.07(f);

(d) a civil or administrative action against the Company commenced by the United States Environmental Protection Agency or any other Persons for cost recovery or contribution for removal actions, response actions, or natural resource damages for the remediation of the Safety Light Superfund Site, located in Bloomsburg, Columbia County, Pennsylvania (the “Safety Light Superfund Matter”). Buyer and Company acknowledge that Parent will select counsel for, and assume the defense of, the Company in the Safety Light Superfund Matter, for purposes of Section 7.05(a) of the Agreement; or

(e) the underwithholding of Taxes by Seller with respect to any payments prior to the Closing Date under the Deferred Compensation Arrangements (including any Losses in connection with the related corrections, payments and reimbursements for which Seller is responsible pursuant to Section 5.01(f)).

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify Seller and each of its officers, directors, employees, partners, members, agents and Affiliates (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Seller Indemnified Party based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement (provided, that for the purposes of determining the amount of any Losses resulting from such breach, all representations and warranties shall be read without reference to any “materiality”, “Material Adverse Effect” or similar qualifiers contained therein); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by (i) Buyer or (ii) solely with respect to covenants, agreements or obligations to be performed by the Company following the Closing, the Company, in each case pursuant to this Agreement.

Section 7.04 Certain Limitations. The Party making a claim under this Article VII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a) (except with respect to a breach of a Seller’s Fundamental Representation), as the case may be, with respect to any item or group of related items where the aggregate Losses suffered by the Indemnified Party for such item or group of related items do not exceed $25,000.

(b) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be (except with respect to a breach of a Seller’s Fundamental Representation), until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds 1% of the Purchase Price (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(c) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a) as the case may be, shall not exceed 10% of the Purchase Price; provided, that the foregoing limitation shall not apply to Losses resulting from a breach of a Seller’s or Buyer’s Fundamental Representation, in which case the aggregate amount of all such Losses for which an Indemnifying Party shall be liable shall not exceed 100% of the Purchase Price.

(d) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be reduced by an amount equal to any net Tax benefit realized or reasonably expected (determined on a discounted present value basis) to be realized as a result of such Loss by the applicable Indemnified Party.

(f) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(g) Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 7.05 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the

Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.03) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party and the Escrow Agent prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement, including pursuant to Section 7.05(d).

(d) Indemnification from Escrow Amount. Following the Closing, subject to the terms and conditions of this Agreement, the Escrow Amount shall be available to compensate each of the Indemnified Parties for any Losses suffered or incurred by each such Indemnified Party pursuant to Section 7.02(a). All claims for recovery for any Loss or Losses from the Escrow Amount shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement.

(e) Distribution of Escrow Amount. Upon the Escrow Termination Date, any remaining Escrow Amount shall promptly be delivered to the Seller; provided, however, that any portion of the Escrow Amount that is necessary to satisfy any unsatisfied claims for recovery delivered to the Escrow Agent on or prior to the Escrow Termination Date with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall not be distributed and shall be retained by the Escrow Agent. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Amount not required to satisfy such claims to the Seller.

Section 7.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07 Exclusive Remedies. Subject to Section 8.12, the Parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct in connection with the transactions contemplated by this Agreement or equitable remedies with respect to a breach of Sections 5.08 and 5.09) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.12 or to seek any remedy on account of fraud or willful misconduct by any Party hereto.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Expenses. Except as otherwise expressly provided herein (including Section 5.07 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Seller shall pay all amounts payable to Lincoln International LLC.

Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) one Business Day after being sent to the address set forth below, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	SL Industries, Inc. 520 Fellowship Road Suite A114 Mt. Laurel, New Jersey 08054 Facsimile: (856) 727-1683 E-mail: william.fejes@slindustries.com Attention: William Fejes

with a copy to:	Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Facsimile: 212.451.2222 E-mail: afinerman@olshanlaw.com Attention: Adam Finerman

If to Buyer:	Hubbell Power Systems, Inc. c/o Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484-1000 Attention: General Counsel Facsimile: 203.882.3754 E-mail: ahsieh@hubbell.com Attention: An-Ping Hsieh

with a copy to:	Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, New York 10022 Facsimile: 212.751.4864 E-mail: david.kurzweil@lw.com Attention: David Kurzweil

Section 8.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07 Schedules and Exhibits. All exhibits and schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. If a document or matter is disclosed in any exhibit or schedule of this Agreement, it shall be deemed to be disclosed for all purposes of this Agreement without the necessity of specific repetition or cross-reference.

Section 8.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, that Buyer may assign, in whole or in part (i) its rights, interests or obligations under this Agreement to any Affiliate of Buyer provided that any such assignment shall not relieve Buyer of any of its obligations hereunder and (ii) its rights under this Agreement for collateral security purposes. Notwithstanding anything to the contrary in this Agreement, neither Party may assign any indemnification rights or obligations arising out of Sections 3.15 and 5.09 without the prior written consent of the other Party. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 8.09 No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 8.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.14 Obligations of Seller. Parent agrees to be liable for the performance by Seller of all of Seller’s obligations under this Agreement. The foregoing obligation of Parent under this Section 8.14 is absolute and unconditional. If Seller fails to pay or perform any obligation under this Agreement as and when due, Parent will, promptly on written demand thereof by Buyer, pay or perform same. Parent hereby waives any and all rights and remedies that it may have as a guarantor or surety or to otherwise seek to take defenses outside of this Agreement (that are not otherwise available to Seller) that may limit or delay Buyer’s recovery hereunder. Parent represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows: (a) Parent is a corporation, organized under the laws of Delaware, and has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby; (b) Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (c) the execution, delivery and performance by Parent of this Agreement, and the consummation by Parent of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent; (d) this Agreement has been duly executed by Parent; and (e) this Agreement constitutes (assuming the due execution and delivery by each other Party hereto) a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SL DELAWARE HOLDINGS, INC.

By:	/s/ Louis J. Belardi
	Name:	Louis J. Belardi
	Title:	Vice President

HUBBELL POWER SYSTEMS, INC.

By:	/s/ Gerben Bakker
	Name:	Gerben Bakker
	Title:	President

Solely to the extent and for the purposes set forth in Section 5.05, Section 5.06, Section 5.08, Section 5.09 and Article VIII:

SL INDUSTRIES, INC.

By:	/s/ Louis J. Belardi
	Name:	Louis J. Belardi
	Title:	Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to the Stock Purchase Agreement have been omitted from this Exhibit 2.1.

SCHEDULES:

Section 1.01(a) - Company Payoff Debt Amount

Section 1.01(c) - Knowledge of Seller

Section 1.01(d) - Transaction Expenses

Section 3.03(a) - Encumbrances on Capitalization

Section 3.03(b) - Voting and Transfer Agreements

Section 3.05 - No Conflicts; Consents

Section 3.06 - Financial Statements

Section 3.08 - Absence of Certain Changes, Events and Conditions

Section 3.09(a) - Material Contracts

Section 3.09(b) - Material Contracts Validity and Enforceability

Section 3.10(a) - Title to Assets

Section 3.10(b) - Real Property Locations

Section 3.10(c) - Other Parties Occupying Real Property

Section 3.11(b) - Intellectual Property

Section 3.11(c) - Intellectual Property Infringement, Violations or Misappropriation

Section 3.12 - Insurance

Section 3.13(a) - Legal Proceedings

Section 3.13(b) - Governmental Orders

Section 3.14(a) - Compliance With Laws; Permits

Section 3.14(b) - Permit Validity and Enforceability

Section 3.15(a) - Environmental Compliance

Section 3.15(b) - Environmental Permit Compliance

Section 3.15(c) - Release of Hazardous Substances

Section 3.15(d) - Environmental Notices, Claims and Investigations for the Real Property

Section 3.15(e) - Landfills, PCBs and Asbestos etc.

Section 3.16(a) - Benefit Plans

Section 3.16(b) - Benefit Plan Compliance

Section 3.16(d) - Continued Benefits

Section 3.16(e) - Benefit Plan Actions

Section 3.16(f) - Certain Rights under Benefit Plans

Section 3.17(a) - Collective Bargaining Agreements; Labor Disputes and Activity

Section 3.17(b) - Employee Actions

Section 3.18 - Taxes

Section 3.21 - Interests in Customers, Suppliers, etc.

Section 3.22 - Bank Accounts; Powers of Attorney

Section 3.24 - Inventories

Section 3.25 - Customer Relations

Section 3.26(b) - Product Warranty and Product Liability

Section 4.02 - No Conflicts; Consents

Section 6.01(f)(i) - Waivers and Consents

Section 6.01(f)(ii) - Terminated Contracts

EXHIBIT:

Exhibit A:   Accounting Principles

Exhibit B:   Form of Escrow Agreement

Exhibit C:   Form of Transition Services Agreement

Exhibit D:   Form of Site Access Agreement

Exhibit E:   Form of FIRPTA Certificate

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